Exhibit 99.1

Press Release & Investor Call

Acorn’s Q2’24 EPS Improves to $0.11 vs. $0.04 on Revenue Increase in

Remote Monitoring and Control Solutions for Backup Power Generators

Investor Call Today at 11am ET; Dial-in: 1-844-834-0644

Wilmington, DE – August 8, 2024 – Acorn Energy, Inc. (OTCQB: ACFN) (Acorn), a provider of remote monitoring and control solutions for backup power generators, gas pipelines, air compressors and other mission critical assets, announced results for its second quarter ended June 30, 2024 (Q2’24) and will hold an investor call today at 11am ET (see call details below).

Summary Financial Results

($ in thousands)	Q2’24	Q2’23	Change	6M’24	6M’23	Change
Monitoring revenue	$1,110	$1,065	+4.2%	$2,212	$2,089	+5.9%
Hardware revenue	$1,165	$908	+28.3%	$2,195	$1,633	+34.4%
Total revenue (1)	$2,275	$1,973	+15.3%	$4,407	$3,722	+18.4%
Gross margin	73.2%	75.5%		73.9%	75.4%
Net income to stockholders	$271	$96	+182.3%	$336	$11	nm (2)
Net income per diluted share	$0.11	$0.04	+175.0%	$0.13	$0.00	nm (2)

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

(2) The percentage change is not meaningful because net income for the first six months of 2023 was near zero.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Our Q2 and first half results reflect increases in hardware revenue, which supports future growth in recurring, high-margin, monitoring revenue. Building on this trend in June, we secured a contract valued at approximately $5M with a leading wireless telecom provider to provide remote monitoring and control services for between 5-10 thousand cell tower backup generators in the U.S. We expect to deploy the monitoring units and services over a two-year period. We have already received purchase orders for approximately $2 million and expect to commence hardware shipments in August and to book related revenue upon customer acceptance late in Q3’24 and continuing in subsequent periods.

“This contract, the largest in OmniMetrix history, puts us on a solid path to achieve or exceed our annual revenue growth target of 20% this year and next. The contract was secured through a competitive selection process which we believe confirms the value and compelling characteristics of OmniMetrix’s industry-leading solutions, technology and customer service. We are working to ensure that the project’s successful completion serves as powerful case study for other large commercial and industrial deployment opportunities.

“Importantly, demand for backup generators and 24/7 monitoring and control continues to increase as a result of various tragic weather events and wildfires that have disrupted the electric grid. After hurricane Beryl hit Houston on July 8th, 2.6 million Texas households and businesses were left in the dark, some reportedly for up to 2 weeks. Significant, prolonged events such as this boost demand for backup generators, and we are already experiencing increased demand in Texas for OmniMetrix solutions as a result of the storm.

“We also expect increased demand for generators and monitoring in the wake of wildfires in the U.S. as well as Canada, where we are working to expand our sales and marketing reach. In addition to causing power outages, wildfires also negatively impact air quality. Our new user interface, OmniView 2, provides a range of new features, including Air Quality Index (AQI) data to support customer compliance with air quality regulations that vary by location and regulator. Under these regulations, businesses can be fined for operating generators on bad air quality days; OmniMetrix solutions provide customers with the data they need to assure regulatory compliance.

“Overall, we have made significant progress to date in 2024 and expect our positive momentum to build in the second half of the year as we work to advance a range of growth opportunities.”

Financial Review

Q2’24 revenue rose 15.3% to $2,275,000 over Q2’23 revenue of $1,973,000, including a 28.3% increase in hardware revenue and a 4.2% increase in monitoring revenue. As in recent quarters, the Q2’24 hardware revenue increase is primarily attributable to the recognition of revenue from new hardware product versions that are capable of being distinct and separable from the company’s monitoring services. Revenue increases were attributable to increased revenue recognized from TrueGuard (TG) Pro and TG2 products in the company’s generator monitoring segment, partially offset by a decline in Hero2 revenue recognized in its cathodic pipeline segment. Sales of new hardware are generally recognized as revenue upon the shipment of product, whereas monitoring revenue is deferred and amortized over the term of the monitoring contract, typically one year. For the six-month period ended June 30, 2024, revenue grew 18.4% compared to the prior-year period, primarily attributable to the increase in revenue recognized in the generator monitoring segment.

Driven by revenue increases, gross profit grew 11.7% to $1,665,000 in Q2’24, reflecting a gross margin of 73.2%, as compared to gross profit of $1,490,000 and gross margin of 75.5% in Q2’23. The decrease in gross margin was primarily attributable to a higher proportion of hardware in the revenue mix, as hardware carries a lower gross margin than monitoring. Gross profit grew 16.0% in the first six months of 2024 compared to the prior-year period, and gross margin was 73.9% vs. 75.4%, also reflecting a higher concentration of hardware in the revenue mix.

Total operating expenses were flat at $1,407,000 in Q2’24 and Q2’23, as lower SG&A costs offset increased R&D expense. Lower SG&A primarily reflects a structural change in our sales organization in Q2’24 and decreases in various other operating expense categories including business taxes, depreciation expense, and travel expenses. For the six-month period ended June 30, 2024, total operating expenses increased by $102,000 or 3.6%, including R&D increasing $62,000 (15.4%) and SG&A increasing $40,000 (1.7%). The increase in R&D expense is primarily related to increased salaries of engineering staff and continued investment in innovation of the OmniMetrix product line.

Net income attributable to Acorn stockholders improved to $271,000, or $0.11 per diluted share, in Q2’24 from $96,000, or $0.04 per diluted share, in Q2’23. Revenue and gross profit increases, and level operating expenses, drove the improved profitability. For the six-months ended June 30, 2024, net income increased to $336,000, or $0.13 per diluted share, as compared to $11,000, or $0.00 per diluted share, in the year-ago period.

Per-share amounts have been adjusted to reflect stock options and the 1-for-16 reverse stock split executed in September 2023.

Liquidity and Cash Flow

Excluding deferred revenue of $3,590,000 and deferred cost of goods sold of $608,000, which have no impact on future cash flow, net working capital was $2,559,000 at June 30, 2024, as compared to $2,654,000 at December 31, 2023. Net working capital included cash and cash equivalents of $1,463,000 at June 30, 2024, and $1,449,000 at year-end 2023, with no debt outstanding in either period.

In the first six months of 2024, Acorn generated $41,000 from operating activities; $40,000 was used in investing activities, and $13,000 was received from the exercise of stock options.

Investor Call Details

Date/Time:	Thursday, August 8th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2024	2023	2024	2023

Revenue	$4,407	$3,722	$2,275	$1,973
COGS	1,151	916	610	483
Gross profit	3,256	2,806	1,665	1,490
Operating expenses:
Research and development expenses (R&D)	464	402	226	188
Selling, general and administrative (SG&A) expenses	2,456	2,416	1,181	1,219
Total operating expenses	2,920	2,818	1,407	1,407
Operating income (loss)	336	(12)	258	83
Interest income, net	33	27	18	16
Income before income taxes	369	15	276	99
Income tax expense	25	—	—	—
Net income	344	15	276	99
Non-controlling interest share of income	(8)	(4)	(5)	(3)
Net income attributable to Acorn Energy, Inc. stockholders	$336	$11	$271	$96

Basic and diluted net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic*	$0.14	$0.00	$0.11	$0.04
Diluted*	$0.13	$0.00	$0.11	$0.04
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic*	2,487	2,484	2,487	2,485
Diluted*	2,501	2,486	2,507	2,487

*	As adjusted to reflect the September 2023 1-for16 reverse stock split.

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$1,463	$1,449
Accounts receivable, net	540	536
Inventory, net	731	962
Deferred cost of goods sold (COGS)	608	809
Other current assets	392	280
Total current assets	3,734	4,036
Property and equipment, net	552	570
Right-of-use assets, net	139	193
Deferred COGS	226	476
Other assets	118	174
Total assets	$4,769	$5,449
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$288	$288
Accrued expenses	123	132
Deferred revenue	3,590	4,034
Current operating lease liabilities	127	123
Other current liabilities	29	30
Total current liabilities	4,157	4,607
Long-term liabilities:
Deferred revenue	990	1,550
Noncurrent operating lease liabilities	33	98
Other long-term liabilities	22	20
Total liabilities	5,202	6,275
Commitments and contingencies
Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: 42,000,000 shares authorized, 2,537,485 and 2,534,969 shares issued at June 30, 2024 and December 31, 2023, respectively, and 2,487,307 and 2,484,791 shares outstanding at June 30, 2024 and December 31, 2023, respectively	25	25
Additional paid-in capital	103,372	103,321
Accumulated stockholders’ deficit	(100,812)	(101,148)
Treasury stock, at cost – 50,178 shares at June 30, 2024 and December 31, 2023	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(451)	(838)
Non-controlling interest	18	12
Total deficit	(433)	(826)
Total liabilities and deficit	$4,769	$5,449

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Six months ended June 30,
	2024	2023
Cash flows provided by operating activities:
Net income	$344	$15
Depreciation and amortization	58	76
(Decrease) increase in the provision for credit loss	(7)	—
Impairment of inventory	19	8
Non-cash lease expense	64	63
Stock-based compensation	38	30
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	3	(104)
Decrease (increase) in inventory	212	(22)
Decrease in deferred COGS	451	44
Increase in other current assets and other assets	(56)	(119)
(Decrease) increase in deferred revenue	(1,004)	196
Decrease in operating lease liability	(71)	(67)
Decrease in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(10)	35
Net cash provided by operating activities	41	155

Cash flows used in investing activities:
Investments in technology	(36)	(37)
Equipment purchases	(4)	—
Net cash used in investing activities	(40)	(37)

Cash flows provided by financing activities:
Stock option exercise proceeds	13	—
Warrant exercise proceeds	—	5
Net cash provided by financing activities	13	5

Net increase in cash	14	123
Cash at the beginning of the period	1,449	1,450
Cash at the end of the period	$1,463	$1,573

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1	$1
Income Taxes	$2	$—
Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$2	$2